EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Pricing of $420 Million Senior Secured Notes Offering by Sabine Pass LNG
Houston, Texas - October 2, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that its wholly owned subsidiary, Sabine Pass LNG, L.P. (“Sabine Pass LNG”), has priced its previously announced offering of Senior Secured Notes due 2020 (“2020 Notes”). The 2020 Notes will bear interest at a rate of 6.50% per annum and will mature on November 1, 2020. The 2020 Notes are priced at par and the closing of the offering is expected to occur on October 16, 2012.
Sabine Pass LNG intends to use the net proceeds from this offering plus the net proceeds of up to approximately $194 million from the recently closed equity offering of Cheniere Partners' common units to fund its tender offer for its 7.25% Senior Secured Notes due 2013.
The 2020 Notes will be offered in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The offer of the 2020 Notes will be made only by means of an offering circular to qualified investors and has not been registered under the Securities Act, and the 2020 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners' business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.
CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259